AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT (“Amendment”) is made as of the 23rd day of January, 2008 by and among Old Mutual Capital, Inc. (the “Adviser”), Dwight Asset Management Company (the “Sub-Adviser”), and Old Mutual Funds II, a Delaware statutory trust (the “Trust”) to the Investment Sub-Advisory Agreement dated the 19th day of April, 2006 by and between the Adviser, Sub-Adviser, and Trust (“Sub-Advisory Agreement”).

WHEREAS, effective November 19, 2007, the Trust’s name was changed from Old Mutual Advisor Funds II to Old Mutual Funds II; and

WHEREAS, the parties desire to amend the Sub-Advisory Agreement with respect to certain compensation paid thereunder and with respect to the Adviser’s and Sub-Adviser’s sharing of certain waivers, reimbursement payments, supermarket fees and alliance fees waived, reimbursed or paid pursuant to Paragraph 4 of the Sub-Advisory Agreement.

NOW THEREFORE, in consideration of the covenants, representations and warranties contained herein, the parties hereto agree as follows:

1.	Paragraph 4 of the Sub-Advisory Agreement is deleted in its entirety and replaced with the following:

For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Old Mutual Dwight Intermediate Fixed Income Fund (the “Intermediate Portfolio”), the Adviser will pay to the Sub-Adviser as full compensation therefore, a fee at an annual rate of 0.15% of the Intermediate Portfolio’s average daily net assets. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for the Intermediate Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly.

For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Old Mutual Dwight Short Term Fixed Income Fund (the “Short Term Portfolio”), the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of the Short Term Portfolio’s average daily net assets, as set forth on Schedule A (net of 50% of any waivers, reimbursement payments, supermarket fees and alliance fees waived, reimbursed or paid by the Adviser in respect of the Short Term Portfolio). This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for the Short Term Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly.

To the extent that the Adviser is reimbursed by the Trust for any waived fees or reimbursed expenses on behalf of the Short Term Portfolio pursuant to the terms of a separate expense limitation agreement between the Trust and the Adviser, the Adviser will pay to the Sub-Adviser its pro-rata share of any such reimbursed amount.

2.	Schedule A of the Sub-Advisory Agreement is deleted in its entirety and replaced with amended Schedule A, attached hereto.

3.

This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. All other terms of the Sub-Advisory Agreement shall remain in full force and effect.

This Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

	OLD MUTUAL CAPITAL, INC.		OLD MUTUAL FUNDS II

By:	/s/ Mark E. Black	By:	/s/ Robert T. Kelly
Name:	Mark E. Black	Name:	Robert T. Kelly
Title:	Chief Financial Officer	Title:	Treasurer

DWIGHT ASSET MANAGEMENT COMPANY

By:	/s/ Laura P. Dagan
Name:	Laura P. Dagan
Title:	Chief Executive Officer

2

AMENDED SCHEDULE A

DATED JANUARY 23, 2008

TO

INVESTMENT SUB-ADVISORY AGREEMENT

AMONG

DWIGHT ASSET MANAGEMENT COMPANY,

OLD MUTUAL CAPITAL, INC.

AND

OLD MUTUAL FUNDS II

DATED APRIL 19, 2006

PORTFOLIO	Sub-Advisory Fee Breakpoint Asset Thresholds
	$0 to less than $300 million	$300 million to less than $500 million	$500 million to less than $750 million	$750 million to less than $1.0 billion	$1.0 billion to less than $1.5 billion	$1.5 billion to less than $2.0 billion	$2.0 billion or greater

Old Mutual Dwight Short Term Fixed Income Fund	0.20%	0.175%	0.150%	0.125%	0.100%	0.075%	0.05%

A-1